Exhibit 10.4
Senior Executive Severance Pay Policy

The Compensation Committee of the Board of Directors of ABM Industries Incorporated (“ABMI” or the “Company”) has adopted the following severance pay policy applicable to “Senior Executives” as defined below. This severance pay policy supersedes the Executive Severance Pay Policy of ABMI adopted by the Compensation Committee on June 2, 2008.
This severance pay policy provides financial benefits to Senior Executives in the event of an involuntary termination of such executive’s employment resulting from job elimination, reduction in force or certain other changes in the Company’s operations or organization described below. No severance pay is paid in the event of a termination by ABMI of the Senior Executive’s employment for cause.
The term “Senior Executive” means Executive Vice Presidents of ABM Industries Incorporated and Senior Vice Presidents of ABM Industries Incorporated. Officers of subsidiaries or divisions of ABMI are not covered by this Senior Executive Severance Pay Policy.
Business Situations Giving Rise to Severance
An Senior Executive may be part of a reduction in force or job elimination due to various changes in the ABMI’s operations and organization (excluding those caused by natural disaster or catastrophe), including, but not limited to:
•Relocation or dissolution of a part of the business
•Withdrawal from a segment of the market
•Elimination of one or more product or service lines
•Elimination, reduction or change in the need for specialized skills
•Organizational change such as business redesign, reorganization or consolidation
•Change in systems or technology
•Reduction in staffing levels
•Sale of any portion of the business, where a position at substantially the same pay level is not offered
•Significant involuntary reduction in the employee's regularly scheduled work week, or
•Involuntary decrease in the employee's regularly scheduled work week or employment classification that causes the employee to lose eligibility for medical benefits.
Severance pay for Senior Executives is:

Title	Severance
ABMI Executive Vice Presidents	18 months base pay and target bonus
ABMI Senior Vice Presidents	12 months base pay and target bonus
In addition, ABMI will pay Senior Executives an amount equal to the ABMI portion of medical insurance for the length of the severance period, not to exceed eighteen months and ABMI will pay such officer a pro-rated portion of such officer’s target bonus for the fraction of the fiscal year that has been completed prior to the date of termination based on ABMI’s actual performance for the entire fiscal year. The pro-rated portion of the bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year

Exhibit 10.4
following the end of the fiscal year in which the bonus is no longer subject to a substantial risk of forfeiture.
Except as set forth below, severance payments will be made in semi-monthly installments for the duration of the severance period.
Separation Agreement
To receive severance pay under provisions of this policy, a Senior Executive is required to execute a separation agreement and release within 60 days following the officer’s termination of employment. No payment will be made unless and until the separation agreement and release is signed and returned in accordance with the policy.
Section 409A
Notwithstanding the above, a Senior Executive shall not be considered to have terminated employment with ABMI for purposes of this policy and no payments shall be due to the Senior Executive under this policy unless the Senior Executive would be considered to have incurred a “separation from service” from ABMI within the meaning of Section 409A of the Internal Revenue Code ("Section 409A"). Each amount to be paid or benefit to be provided under this policy shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in the Severance Pay section of this policy that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy during the six-month period immediately following the Senior Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Senior Executive’s termination of employment (or upon the officer’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if the Senior Executive terminates employment after October 15th, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this section, instead be paid on the first business day following January 1st of the year following the Senior Executive termination of employment.
Adopted: March 7, 2011